                                                                                                                                                                             Entergy Corporation
                                                                                                                                                                                  639 Loyola Avenue
                                                                                                                                                                                  New Orleans, LA  70113

                                                                                                                                                                                  News
                                                                                                                                                Release

Date:                    July 14, 2004

For Release:         Immediate

Contact:               Morgan Stewart (Media)             Nancy Morovich (Investor Relations)
                            (504) 576-4238                         (504) 576-5506 9; 9;
                            mstewa3@entergy.com              nmorovi@entergy.com

Entergy Releases Second Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects to record as-reported and operational earnings of approximately $1.13 per share for second quarter 2004. As-reported and operational earnings will include the impact of weather, which was essentially normal across Entergy's service territory.

Second quarter 2004 as-reported earnings are expected to be higher compared to second quarter 2003, when Entergy reported $0.89 per share. Second quarter 2003 as-reported earnings included the impact of a loss provision of $(0.28) recorded in connection with the River Bend Nuclear Power Plant due to a July 2003 unfavorable Texas court decision.

Second quarter 2004 operational earnings are expected to be lower compared to second quarter 2003, when Entergy reported $1.17 per share on an operational basis. After adjusting second quarter 2003 to exclude $0.10 of earnings associated with disproportionate income sharing from the Entergy-Koch, LP joint venture, second quarter 2004 operational earnings will reflect an increase of approximately 6 percent. This increase is due primarily to higher earnings contributions from Utility, Parent and Other, and Entergy Nuclear, partially offset by lower results at Entergy-Koch, LP. A reconciliation of as-reported and operational earnings per share for second quarter 2003 is included in Appendix A of this release in accordance with Regulation G.

Earnings at Utility, Parent and Other are expected to be higher compared to second quarter 2003 due in part to a full quarter's impact of a rate change implemented at Entergy New Orleans in June 2003, as well as more normal weather in second quarter 2004. Entergy Nuclear is expected to report a quarter-on-quarter improvement in earnings in spite of the recent unplanned outage at Vermont Yankee. This increase is due primarily to higher revenues resulting from an increase in the number of megawatt hours generated and improved contract prices. Results at Entergy-Koch, LP are expected to be lower due primarily to the loss of disproportionate income sharing which allocated substantially all of the venture's profits to Entergy in second quarter 2003.

Entergy affirmed previously issued as-reported and operational earnings guidance for full year 2004 at $4.10 to $4.30 per share. In addition, Entergy noted that previously disclosed aspirations for achieving near-term 8-10 percent and long-term 5-6 percent average annual earnings growth remain unchanged.

In conjunction with Entergy's second quarter earnings announcement, a teleconference will be held on August 2, 2004 at 10:00 a.m. CDT, and may be accessed by calling Premiere Conferencing at (913) 981-5532 no more than 15 minutes prior to the start of the call. The confirmation number is 507321. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the energy trading market, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation.

Appendix A provides a reconciliation of consolidated as-reported and operational earnings per share for second quarter 2003 in accordance with Regulation G.

Appendix A: Consolidated Earnings (Reconciliation of GAAP and non-GAAP Financial Performance Measures)
Second Quarter 2003
(Per share in U.S. $)
2003
As-Reported Earnings (a)	0.89

Less Special Items	(0.28)

Operational Earnings (a)	1.17

    Second quarter 2003 earnings includes the impact of disproportionate income sharing from Entergy-Koch, LP in the amount of $0.10 per share.